Sweetgreen, Inc. Announces
First Quarter 2022 Financial Results

LOS ANGELES--(BUSINESS WIRE)-- Sweetgreen, Inc. (NYSE: SG) (the “Company”), the mission-driven, next generation restaurant and lifestyle brand that serves healthy food at scale, today announced financial results for its first fiscal quarter ended March 27, 2022.

“We are pleased to report that Q1 2022 revenue grew 67% year over year and restaurant level margins expanded,” said Co-Founder and CEO Jonathan Neman. “This performance underscores the strength of our team, the power of our brand, our unique supply chain, and our digital ecosystem. The strength of our 8 new restaurant openings continue to reinforce our confidence in the development pipeline. We remain well-positioned to achieve our vision of being as ubiquitous as traditional fast food, but with the transparency and quality that consumers increasingly expect.”

"We are encouraged by how the business performed during the first quarter despite Omicron headwinds. AUVs recovered to $2.8 million up from $2.1 million this time last year and now exceed the first quarter of 2019" added CFO, Mitch Reback. "The path to recovery remains neither linear nor consistent; however, the strength of our brand, product, digital platform and team gives us confidence in reaching our goal of 1,000 restaurants across the United States by the end of the decade. We are well-equipped and keenly focused on building a sustainable business and our path to profitability."

First Quarter 2022 Financial Results
For the first quarter of fiscal year 2022, compared to the first quarter of fiscal year 2021:
•Total revenue was $102.6 million versus $61.4 million in the prior year period, an increase of 67%.
•Same-Store Sales Change of 35% versus Same-Store Sales Change of (26)% in the prior year period.
•AUV of $2.8 million versus AUV of $2.1 million in the prior year period.
•Total Digital Revenue Percentage of 66% and Owned Digital Revenue Percentage of 43%, versus Total Digital Revenue Percentage of 77% and Owned Digital Revenue Percentage of 53% in the prior year period.
•Loss from operations was $(49.6) million and loss from operations margin was (48)% versus loss from operations of $(30.1) million and loss from operations margin of (49)% in the prior year period.
•Restaurant-Level Profit(1) was $13.3 million and Restaurant-Level Profit Margin was 13%, versus Restaurant-Level Profit of $2.1 million and Restaurant-Level Profit Margin of 3% in the prior year period.
•Net loss was $(49.2) million versus net loss of $(30.0) million in the prior year period.
•Adjusted EBITDA(1) was $(16.5) million versus Adjusted EBITDA of $(21.0) million in the prior year period and Adjusted EBITDA Margin was (16)% versus (34)% in the prior year period.
•8 Net New Restaurant Openings versus 1 Net New Restaurant Opening in the prior year period.

(1) Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Reconciliations of Restaurant-Level Profit, Restaurant-Level Profit Margin, and Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Reconciliation of GAAP to Non-GAAP Measures.”

Results for the first quarter ended March 27, 2022:
Total revenue in the first quarter of 2022 was $102.6 million, an increase of 67% versus the prior year period, primarily due to Same-Store Sales Change of 35% and additional revenue associated with 39 Net New Restaurant Openings during or subsequent to the first quarter of 2021 through the end of the fiscal quarter ended March 27, 2022. The Same-Store Sales Change of 35% consisted of a 25% increase from transactions and a benefit from menu price increases of 10% subsequent to the prior year period.

Our loss from operations margin was (48)% for the first quarter of 2022 versus (49)% in the prior year period. Restaurant-Level Profit Margin was 13%, an increase of roughly 950 basis points versus the prior year period, primarily due to greater sales leverage associated with our continued recovery from the impact of COVID-19 pandemic compared to the prior year period, the impact of menu pricing increases of 10% subsequent to the prior year period, and the termination of our loyalty program. These increases were partially offset by increases in the prevailing wage rates across the country and an increase in bonus-related expenses as we continued our focus on employee retention and continued to work to navigate the increasingly tight labor market that is impacting the restaurant industry.

General and administrative expense was $49.7 million, or 48% of revenue for the first quarter of 2022, as compared to $23.4 million, or 38% of revenue in the prior year period. The increase in general and administrative expenses was primarily due to a $21.0 million increase in stock-based compensation expense, primarily related to restricted stock units and performance-based restricted stock units issued prior to our initial public offering. General and administrative expense was also impacted by approximately $1.3 million of costs related to our transition to operating as a public company. The remaining increase is primarily due to an increase in research and development cost associated with our investment in Spyce, of which $0.2 million is non-recurring acquisition-related costs, an increase in office systems, as we continue to focus on growth and scalability, and an increase in marketing and advertising.

Net loss for the first quarter of 2022 was $(49.2) million, as compared to $(30.0) million in the prior year period. The increase in net loss was primarily due to the $21.0 million increase in stock-based compensation expense previously discussed, partially offset by the increase in overall revenue previously discussed. Adjusted EBITDA, which excludes stock-based compensation and certain other adjustments, was $(16.5) million for the first quarter of 2022, as compared to $(21.0) million in the prior year period. This improvement was primarily due to increased Restaurant-Level Profit, Net New Restaurant Openings, sales leverage, and the impact of menu pricing increases. This was partially offset by an increase in general and administrative costs primarily driven by our transition to operating as a public company and investment in Spyce related research and development.

2022 Outlook Reaffirmed

For fiscal year 2022, we continue to anticipate the following:

•At least 35 Net New Restaurant Openings
•Revenue ranging from $515 million to $535 million
•Same-Store Sales Change of between 20% and 26%
•Restaurant-Level Profit Margin between 16% and 17%
•Adjusted EBITDA between $(40) million to $(33) million

We have not reconciled our expectations as to Restaurant-Level Profit Margin and Adjusted EBITDA to their most directly comparable GAAP measures as a result of uncertainty regarding, and the potential variability of, reconciling items. Accordingly, reconciliation is not available without unreasonable effort, although it is important to note that these factors could be material to our results computed in accordance with GAAP.

Conference Call

Sweetgreen will host a conference all to discuss its financial results today, May 5, 2022, at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Sweetgreen’s Investor Relations website at investor.sweetgreen.com. An archived version of the webcast will be available from the same website after the call.

Forward-Looking Statements

This press release and the related conference call, webcast and presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, statements regarding our financial outlook for the full fiscal year 2022, including the expected number of Net New Restaurant Openings, expected revenue, expected Same-Store Sales Change, expected Restaurant-Level Profit Margin and expected Adjusted EBTIDA; our expectations regarding financial and business trends, including the impact of increasing inflation, rising interest rates and the macroeconomic climate on labor rates and on our supply chain costs, and the associated impact on our business; our growth strategy and business aspirations, including our goal of operating 1,000 restaurants by the end of the decade and our vision of being as ubiquitous as traditional fast food, but with the transparency and quality that consumers increasingly expect; management’s plans, priorities, initiatives and strategies; and our expectations regarding the impacts of the COVID-19 pandemic. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to compete effectively, the impact of pandemics or disease outbreaks, such as the COVID-19 pandemic, uncertainties regarding changes in economic conditions and the customer behavior trends they drive, including long-term customer behavior trends following the COVID-19 pandemic, our ability to open new restaurants, our ability to effectively identify and secure appropriate sites for new restaurants, our ability to expand into new markets and the risks such expansion presents, the profitability of new restaurants we may open, and the impact of any such openings on sales at our existing restaurants, our ability to preserve the value of our brand, food safety and foodborne illness concerns, the effect on our business of increases in labor costs, labor shortages, and difficulties in attracting, motivating, and retaining well-qualified employees, our ability to identify, complete, and integrate acquisitions, the effect on our business of governmental regulation and changes in employment laws, the effect on our business of expenses and potential management distraction associated with litigation, potential privacy and cybersecurity incidents, the effect on our business of restrictions and costs imposed by privacy, data protection, and data security laws, regulations, and industry standards, and our ability to enforce our rights in our intellectual property. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 and subsequently filed quarterly reports on Form 10-Q. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC's website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.

Glossary

•Average Unit Volume (“AUV”) - AUV is defined as the average trailing revenue for the prior four fiscal quarters for all restaurants in the Comparable Restaurant Base.
•Comparable Restaurant Base - Comparable Restaurant Base for any measurement period is defined as all restaurants that have operated for at least twelve full months as of the end of such measurement period, other than any restaurants that had a material, temporary closure during the relevant measurement period. Historically, a restaurant has been considered to have had a material, temporary closure if it had no operations for a consecutive period of at least 30 days. As a result of material, temporary closures in fiscal year 2020 due to the COVID-19 pandemic, 19 restaurants were excluded from our Comparable Restaurant Base for the thirteen weeks ended March 28, 2021. No restaurants were excluded from the Comparable Restaurant Base for the thirteen weeks ended March 27, 2022.
•Net New Restaurant Openings - Net New Restaurant Openings reflect the number of new sweetgreen restaurant openings during a given reporting period, net of any permanent sweetgreen restaurant closures during the same period.
•Same-Store Sales Change - Same-Store Sales Change reflects the percentage change in year-over-year revenue for the relevant fiscal period for all restaurants that have operated for at least 13 full fiscal months as of the end of such fiscal period; provided, that for any restaurant that has had a temporary closure (which historically has been defined as a closure of at least five days during which the restaurant would have otherwise been open) during any prior or current fiscal month, such fiscal month, as well as the corresponding fiscal month for the prior or current fiscal year, as applicable, will be excluded when calculating Same-Store Sales Change for that restaurant. There were no such closures to any restaurants during the thirteen weeks ended March 27, 2022 and March 28, 2021. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.
•Total Digital Revenue Percentage and Owned Digital Revenue Percentage - Our Total Digital Revenue Percentage is the percentage of our revenue attributed to purchases made through our total digital channels (which includes our owned digital channels and our marketplace channel). Our Owned Digital Revenue Percentage is the percentage of our revenue attributed to purchases made through our owned digital channels (which includes our pick-up channel, native delivery channel, and outpost channel, as well as purchases made in our in-store channel via digital scan-to-pay).

Non-GAAP Financial Measures

In addition to our consolidated financial statements, which are presented in accordance with GAAP, we present certain non-GAAP financial measures, including Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA, and Adjusted EBITDA Margin. We believe these measures are useful to investors and others in evaluating our performance because these measures:
•facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOL), and the age and book depreciation of facilities and equipment (affecting relative depreciation expense);
•are widely used by analysts, investors, and competitors to measure a company’s operating performance; are used by our management and board of directors for various purposes, including as measures of performance, as a basis for strategic planning and forecasting; and
•are used internally for a number of benchmarks including to compare our performance to that of our competitors.
We define Restaurant-Level Profit as loss from operations adjusted to exclude general and administrative expense, depreciation and amortization, pre-opening costs, loss on disposal of property and equipment, and, in certain periods, impairment of long-lived assets and closed-store costs. Restaurant-Level Profit Margin is Restaurant-Level Profit as a percentage of revenue. As it excludes general and administrative expense, which is primarily attributable to our sweetgreen Support Center, we evaluate Restaurant-Level Profit and Restaurant-Level Profit Margin as a measure of profitability of our restaurants.

We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on disposal of property and equipment, Spyce acquisition costs, other income, and, in certain periods, impairment of long-lived assets and closed-store costs. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue.

Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA, and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, Restaurant-Level Profit and Adjusted EBITDA should not be viewed as substitutes for, or superior to, loss from operations or net loss prepared in accordance with GAAP as a measure of profitability. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Restaurant-Level Profit and Adjusted EBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Restaurant-Level Profit and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Restaurant-Level Profit and Adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•Restaurant-Level Profit and Adjusted EBITDA do not consider the potentially dilutive impact of stock-based compensation;
•Restaurant-Level Profit is not indicative of overall results of the Company and does not accrue directly to the benefit of stockholders, as corporate-level expenses are excluded;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as stock-based compensation, loss on disposal of property and equipment, Spyce acquisition costs, certain other expenses, and, in certain periods, impairment of long-lived assets and closed-store costs; and
•other companies, including those in our industry, may calculate Restaurant-Level Profit and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, loss from operations, net loss, and our other GAAP results.

About sweetgreen

Sweetgreen (NYSE: SG) passionately believes that real food should be convenient and accessible to everyone. Every day, across its 150+ restaurants, their team members create plant-forward, seasonal, and earth-friendly meals from fresh ingredients and produce that prioritizes organic, regenerative, and local sourcing. Sweetgreen strongly believes in harnessing the power of technology to enhance the customer experience, and leverages their app to create an omnichannel experience to meet their customers where they are. Sweetgreen’s strong food ethos and investment in local communities have enabled them to grow into a national brand with a mission to build healthier communities by connecting people to real food.

sweetgreen Contact, Investor Relations:
Rebecca Nounou
ir@sweetgreen.com
sweetgreen Contact, Media:
Maude Michel
press@sweetgreen.com

SWEETGREEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Thirteen Weeks Ended
	March 27, 2022		March 28, 2021
Revenue	$102,591	100%	$61,392	100%
Restaurant operating costs (exclusive of depreciation and amortization presented separately below):
Food, beverage, and packaging	27,106	26%	17,268	28%
Labor and related expenses	34,302	33%	22,292	36%
Occupancy and related expenses	14,800	14%	10,049	16%
Other restaurant operating costs	13,084	13%	9,681	16%
Total restaurant operating costs	89,292	87%	59,290	97%
Operating expenses:
General and administrative	49,672	48%	23,380	38%
Depreciation and amortization	10,677	10%	7,847	13%
Pre-opening costs	2,512	2%	961	2%
Loss on disposal of property and equipment	8	—%	51	—%
Total operating expenses	62,869	61%	32,239	53%
Loss from operations	(49,570)	(48)%	(30,137)	(49)%
Interest income	(168)	—%	(112)	—%
Interest expense	23	—%	20	—%
Other income	(245)	—%	—	—%
Net loss before income taxes	(49,180)	(48)%	(30,045)	(49)%
Income tax expense	20	—%	—	—%
Net loss	$(49,200)	(48)%	$(30,045)	(49)%
Earnings per share:
Net loss per share, Class S and Common stock basic and diluted	$(0.45)		$(1.77)
Weighted average shares used in computing net loss per share, Class S and Common stock basic and diluted	109,472,050		16,962,694

SWEETGREEN INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET, CASH FLOW AND OPERATING DATA
(dollars in thousands)
(unaudited)

	As of March 27, 2022	As of December 26, 2021
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$436,517	$471,971
Total assets	$737,725	$762,649
Total liabilities	$110,794	$109,532
Total stockholders’ deficit	$626,931	$653,117

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021
SELECTED CASH FLOW:
Net cash used in operating activities	(16,753)	(16,464)
Net cash used in investing activities	(19,605)	(17,853)
Net cash provided by financing activities	849	116,271
Net (decrease) increase in cash and cash equivalents and restricted cash	$(35,509)	$81,954

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021
SELECTED OPERATING DATA:
Net New Restaurant Openings	8	1
Average Unit Volume (as adjusted)(1)	$2,793	$2,075
Same-Store Sales Change (%)	35%	(26%)
Restaurant-Level Profit	$13,299	$2,102
Restaurant-Level Profit Margin (%)	13%	3%
Adjusted EBITDA	$(16,541)	$(21,015)
Adjusted EBITDA Margin (%)	(16)%	(34)%
Total Digital Revenue Percentage	66%	77%
Owned Digital Revenue Percentage	43%	53%

(1)Our results for the thirteen weeks ended March 27, 2021 have been adjusted to reflect the material, temporary closures of 19 restaurants in fiscal year 2020 due to the COVID-19 pandemic by excluding such restaurants from the Comparable Restaurant Base. Without these adjustments, AUV would have been $1.8 million as of March 28, 2021. No restaurants were excluded from the Comparable Restaurant Base for the thirteen weeks ended March 27, 2022.

SWEETGREEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(dollars in thousands)
(unaudited)
The following table sets forth a reconciliation of our loss from operations to Restaurant-Level Profit, as well as the calculation of loss from operations margin and Restaurant-Level Profit Margin for each of the periods indicated:

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021
Loss from operations	$(49,570)	$(30,137)
Add back:
General and administrative	49,672	23,380
Depreciation and amortization	10,677	7,847
Pre-opening costs	2,512	961
Loss on disposal of property and equipment(1)	8	51
Restaurant-Level Profit	$13,299	$2,102
Loss from operations margin	(48)%	(49)%
Restaurant-Level Profit Margin	13%	3%
(1)Loss on disposal of property and equipment includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

The following table sets forth a reconciliation of our net loss to Adjusted EBITDA, as well as the calculation of net loss margin and Adjusted EBITDA Margin for each of the periods indicated:

	Thirteen Weeks Ended
	March 27, 2022	March 28, 2021
Net loss	$(49,200)	$(30,045)
Non-GAAP adjustments:
Income tax expense	20	—
Interest income	(168)	(112)
Interest expense	23	20
Depreciation and amortization	10,677	7,847
Stock-based compensation(1)	22,165	1,224
Loss on disposal of property and equipment(2)	8	51
Other income(3)	(245)	—
Spyce acquisition costs(4)	179	—
Adjusted EBITDA	$(16,541)	$(21,015)
Net loss margin	(48)%	(49)%
Adjusted EBITDA Margin	(16)%	(34)%
(1)Includes non-cash, stock-based compensation.
(2)Loss on disposal of property and equipment includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(3)Other income includes the change in fair value of the contingent consideration.
(4)Spyce acquisition costs includes one-time costs we incurred in order to acquire Spyce including, severance payments, retention bonuses, and valuation and legal expenses.